Exhibit 10.58

Non-Solicitation and Non-Disclosure Agreement

US Foods, Inc. (the “Company” as defined below) and Employee, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, knowingly and voluntarily agree as follows:

1. Representations and Acknowledgments.

(a) Consideration. In consideration for Employee’s agreement to enter into this Non-Solicitation and Non-Disclosure Agreement (the “Agreement”) and to be bound by its terms, Employee has received: (i) employment or continued employment; (ii) access to Company relationships and Confidential Information described herein; (iii) the ability to participate in the Company’s Points of Focus program, a Company stock incentive plan, and/or other similar Company-sponsored programs or plans; and/or (iv) other good and valuable consideration.

(b) Confidential Information and Goodwill. The Company agrees that upon the commencement of Employee’s employment (if a new Employee) or continuation of employment coinciding with the Employee’s execution of this Agreement (if a current Employee), the Company will make available, give Employee access to, allow Employee to become familiar with, and allow Employee to acquire knowledge of the Company, its Customers, employees, operations, pricing methods, delivery schedules, sources of supply, vendor information, supplier arrangements, shipping and routing procedures and schedules, order routing and/or freight management software, specialized routine and/or freight management strategy and procedures, financial information, and other Confidential Information of the Company and its Customers that will assist and enhance Employee’s ability to perform Employee’s duties with the Company. Employee recognizes that Employee, on behalf of the Company, will develop close relationships with, gain special knowledge of, and promote and develop the loyalty of said customers and vendors. The Company’s Confidential Information, the goodwill of its customers and vendors, and its relationship with its employees have been and will continue to be developed through the Company’s investment of substantial time, effort and money. Employee further recognizes that Employee is in a position to unfairly convert the Company’s business, customer accounts, vendor relationships and goodwill of customers, vendors and employees for use by Employee and other Persons in competition with the Company, and that this would cause the Company to suffer immediate and irreparable injury.

(c) No Other Agreement or Understanding. Employee represents and warrants that Employee is not a party to any agreement or understanding which would impair Employee’s ability to enter into this Agreement or otherwise preclude or restrict Employee’s employment with the Company, and that Employee’s execution of this Agreement and employment with the Company will not violate any other agreement or understanding to which Employee is bound.

(d) Survival. If, after executing this Agreement, Employee: (i) is promoted to, assigned to or otherwise assumes one or more positions or functions other than or in addition to Employee’s position or functions at the time Employee signed this Agreement, regardless of title, or (ii) is transferred or assigned to or otherwise works for any affiliate, subsidiary or other division or business unit of the Company, the terms of this Agreement shall continue to apply with full force and effect. Employee acknowledges and understands that unless and until a subsequent written Agreement is signed by all parties to this Agreement that expressly supersedes this Agreement, this Agreement will continue in full force and effect.

(e) PRESERVATION OF AT-WILL EMPLOYMENT RELATIONSHIP. EMPLOYEE AGREES THAT NO PROVISION IN THIS AGREEMENT SHALL BE CONSTRUED TO CREATE AN EXPRESS OR IMPLIED EMPLOYMENT CONTRACT OR A PROMISE OF EMPLOYMENT FOR ANY SPECIFIC PERIOD OF TIME. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE’S EMPLOYMENT WITH THE COMPANY IS “AT WILL” (UNLESS EMPLOYEE ENTERED INTO A WRITTEN EMPLOYMENT CONTRACT EXPRESSLY PROVIDING THAT HIS/HER EMPLOYMENT IS NOT AT WILL AND SIGNED BY AN OFFICER OF US FOODS, INC. WHO IS AUTHORIZED TO DO SO) AND CAN BE TERMINATED AT ANY TIME BY THE COMPANY OR EMPLOYEE, WITH OR WITHOUT REASON, WITH OR WITHOUT NOTICE, AND WITH OR WITHOUT CAUSE.

(f) Termination of Employment. Employee understands and agrees that the obligations and restrictions imposed under this Agreement shall apply after the termination of employment, regardless of whether such termination is voluntary or involuntary, or is with or without cause or notice.

2. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

(a) “Associate” means an employee of the Company.

(b) “Company” means US Foods, Inc., its subsidiaries, its parent company USF Holding Corp., any entity owned or controlled by USF Holding Corp. or US Foods, Inc. as well as any other businesses that US Foods, Inc., may acquire or establish after the execution of this Agreement and any successors and assigns.

(c) “Business of the Company” is the food and foodservice distribution business, including the acquisition, procurement, production, sale and distribution of food and related products, equipment, goods and services to restaurants, schools, hospitals, and other institutions or establishments that serve food.

(d) “Person(s)” mean all individuals, partnerships, corporations, limited liability companies, firms, businesses, and other entities, other than the Company.

(e) “Confidential Information” means any information (in whatever form and whether or not recorded in any media) relating to the Business of the Company (whether constituting a trade secret or not) and including, but not limited to, customer and vendor lists or other documents containing the names and/or job titles of the principal contact(s) of each customer and/or vendor; customer and vendor documents, routing arrangements, files, purchases and account history; vendor information; route lists of sales employees; pricing, margins, sales allowances, discounts, incentives and pricing strategies and policies; invoices; procurement strategies and pricing; marketing and product information; order guides or histories; sales data for any employee, product, customer or territory; sales and delivery schedules; credit terms, policies and information, including invoicing and payment records; information on customer or vendor preferences; promotional programs; financial information of the Company or its customers or vendors; the terms, conditions and structures of the Company’s contracts and agreements with customers, vendors and suppliers; information pertaining to the Company’s methods of operation, processes, strategies and techniques, including strategies for identifying and satisfying the needs of specific customers and types of customers; and lists containing personal and personnel information about other employees of the Company, including but not limited to their home and business telephone, mobile and pager numbers, addresses, compensation terms, customers served by and vendors assigned to such employees, and job performance; which (i) is or has been disclosed to Employee (or of which Employee became aware) as a consequence of or through his or her relationship to the Company, (ii) has value to the Company or would be of value (actual or potential) to a competitor of the Company, and (iii) is not generally known, or readily available by lawful means, to the public (including compiled information that is not publicly available in such a consolidated form). Confidential Information shall not include any information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise has entered the public domain through lawful means.

(f) “Pre-Termination Period” means the eighteen (18) month period immediately prior to the termination of Employee’s employment with the Company.

(g) “Inventions.” For purposes of this Agreement, “Inventions” shall mean all software programs, source or object code, improvements, formulas, developments, ideas, processes, techniques, know-how, data, and discoveries, whether patentable or unpatentable, either conceived or reduced to practice by Employee while in the Company’s or an Affiliated Company’s employ, either solely or jointly with others, and whether or not during regular working hours, or conceived or reduced to practice by Employee within one year of the termination of Employee’s employment with the Company using Company Confidential Information.

(h) “Company Inventions.” For purposes of this Agreement, “Company Inventions” shall mean any Invention that either:

(1) relates, at least in part, at the time of conception or reduction to practice of the Invention, to:

i.	the Company’s Business, projects or products, or to the manufacture or utilization thereof; or

ii.	the Company’s and/or an Affiliated Company’s actual or demonstrably anticipated research or development; or

(2) results, at least in part, from any work performed directly or indirectly by Employee for the Company; or

(3) results, at least in part, from the use of the Company’s or an Affiliated Company’s equipment, supplies, facilities or trade secret information.

3. Non-Disclosure of Confidential Information.

(a) At no time, either during or after the termination of employment, shall Employee directly or indirectly obtain, disclose or use for Employee or any Person, or aid others in obtaining, disclosing or using any Confidential Information of the Company, other than as may be required in the performance of duties for and as authorized by the Company. All Confidential Information is and shall remain the sole property of the Company. The Company understands that under the current laws of certain states, restrictions on the use or disclosure of confidential information must be of a finite duration. Accordingly, the parties agree that should the law of such a state be applied to this Agreement, the restrictions on the use or disclosure of Confidential Information that is not a trade secret (the restriction on the use or disclosure of which shall be unlimited by time) shall apply only for a period of two (2) years from the termination of Employee’ s employment with the Company, which period Employee acknowledges to be reasonable under the circumstances at the time of execution of the Agreement.

(b) Notwithstanding anything to the contrary, this Agreement shall not prevent Employee from revealing evidence of criminal wrongdoing to law enforcement or prohibit Employee from divulging Confidential Information by order of court or agency of competent jurisdiction. However, Employee shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

4. Return of Company Property and Confidential Information. All records, files, customer order guides, pricelists, photo/videographic materials, computers and computer related equipment (e.g. hardware, software, disks, electronic storage devices, etc.), cell phones, smart phones, Blackberries, personal data assistants, keys, equipment, access cards, passwords, access codes, badges, credit cards or other tangible material, and all other documents, including but not limited to Confidential Information, Employee receives, acquires, produces or has access to as a result of his or her employment with the Company (regardless of the medium in which any information is stored) (collectively “Property”), are the exclusive property of the Company. Upon the termination of Employee’s employment, Employee shall return to the Company all Property of the Company and all copies thereof in Employee’s possession or control.

5. Non-Solicitation of Restricted Customers.

(a) For the one (1) year period following the termination of Employee’s employment with the Company, Employee shall not, directly or indirectly, (for Employee or any other Person, whether as an employee, owner, consultant, independent contractor, or in any other capacity) for the purpose of providing products or services competitive with those conducted, authorized, offered or provided by the Company, solicit, market, service, contact, sell to or attempt to sell to any Person(s):

(1) to whom Employee sold products or services on behalf of the Company at any time during the Pre-Termination Period, including sales performed while Employee was in training or providing vacation or leave coverage for another Associate; or

(2) to whom the Company sold products or services and with whom Employee had contact on behalf of the Company in connection with such sale at any time during the Pre-Termination Period; or

(3) to whom the Company sold products or services at any time during the Pre-Termination Period and which sale was made through any Associate whom Employee directly or indirectly managed or supervised (at any level of management or supervision); or

(4) with regard to whom, at any time during the Pre-Termination Period, Employee (or any Associate whom Employee directly or indirectly managed or supervised, at any level of management or supervision): (i) participated in the preparation of a written sales proposal or bid containing Confidential Information to such Person on behalf of the Company; (ii) participated in the setting of prices, margins, or credit terms for such Person(s) on behalf of the Company; or (iii) used or received or created or reviewed any Confidential Information relating to such Person(s) on behalf of the Company; or

(5) who is, or functions as, a food broker or contract management company or group purchasing organization or otherwise represents one or more customers or negotiates on their behalf, and to whom or through whom Employee or any Associate whom Employee directly or indirectly managed or supervised (at any level of management or supervision) sold products or services on behalf of the Company at any time during the Pre-Termination Period.

(b) A “Restricted Customer” is that and are those Person(s) identified in Section 5(a) and 5(b) herein.

(c) Examples of indirect solicitation, marketing, servicing, contacting, selling to or attempting to sell to, include but are not limited to, providing Confidential Information to a Person(s) regarding a Restricted Customer; advising or encouraging a Restricted Customer to reduce or cease doing business with the Company or to do business with a Person that provides products or services competitive with the Company; switching or swapping sales, solicitation, or service responsibility for a Restricted Customer with an employee of a Person that is competitive with the Company; participating in the supervision or management of any Person or employee of such Person, regardless of other intervening levels of management or supervision, with regard to a Restricted Customer; participating in the setting of prices, credit terms or margins for a Restricted Customer; participating in developing and executing marketing and sales strategies and decisions affecting a Restricted Customer; and receiving any personal benefit (present or future) in the event a Restricted Customer should do any business with a Person.

6. Non-Solicitation of Company Employees. For a period of one (1) year following Employee’s termination of employment with the Company, Employee will not, directly or indirectly, on behalf Employee or for any other Person, entice, induce, encourage or solicit or attempt to entice, induce, encourage or solicit any individual then employed by the Company and with whom the Employee had work-related dealings as a co-employee of the Company to leave such employment with the Company (this provision is not intended to restrict communications addressed to the general public, such as advertising to fill open positions) nor will the Employee hire any such individual for any other Person during the same one-year period following the Employee’s termination.

7. Ownership of Inventions.

(a) Employee shall disclose all Inventions promptly and fully to the Company.

(b) Except as excluded in Section 7(e) below, Employee hereby assigns, and agrees to assign, to the Company all of Employee’s right, title and interest in and to all Company Inventions and agrees that all such Company Inventions shall be the Company’s sole and exclusive property to the maximum extent permitted by law.

(c) Employee shall at the request of the Company (but without additional compensation from the Company): (i) execute any and all papers and perform all lawful acts that the Company deems necessary for the preparation, filing, prosecution, and maintenance of applications for United States patents or copyrights and foreign patents or copyrights on any Company Inventions, (ii) execute such instruments as are necessary to assign to the Company or to the Company’s nominee, all of Employee’s right, title and interest in any Company Inventions so as to establish or perfect in the Company or in the Company’s nominee, the entire right, title and interest in such Company Inventions, and (iii) execute any instruments necessary or that the Company may deem desirable in connection with any continuation, renewal or reissue of any patents in any Company Inventions, renewal of any copyright registrations for any Company Inventions, or in the conduct of any proceedings or litigation relating to any Company Inventions. All expenses incurred by the Employee by reason of the performance of any of the obligations set forth in this Section 7(e) shall be borne by the Company.

(d) Concurrent with Employee’s execution of this Agreement, Employee attaches a list and brief description of all unpatented inventions and discoveries, if any, made or conceived by Employee prior to Employee’s employment with the Company and that are to be excluded from this Agreement. If no such list is attached at the time of execution of this Agreement, it shall be conclusively presumed that Employee has waived any right Employee may have to any such invention or discovery which relates to the Company’s Business.

(e) Provisions (a) through (d) of this Section 7 regarding assignment of right, title and interest do not apply to Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (i) the Inventions relate either to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development, or (ii) the Inventions result from any work directly or indirectly performed by the Employee for the Company.

8. Non-Impairment of Common Law. Nothing in this Agreement shall relieve Employee of any duties or obligations Employee has to the Company under statutory or common law, which include but are not limited to: fiduciary duties, the duty of loyalty, and the duty not to tortiously interfere with business relationships.

9. Reasonable and Necessary; Severability; Enforceability; Non-Waiver. The terms and provisions of this Agreement are severable and if any term or provision is held to be unenforceable, it shall be enforced to the maximum extent allowable under the law and reformed or severed to the minimum extent necessary to render it or the Agreement enforceable. Any such alteration shall not affect the validity and enforceability of any other term or provision. Employee acknowledges that the obligations contained in this Agreement are not indivisible to any extent but are fully divisible and reformable or severable as legally necessary whether through alteration of a word, clause or sentence. The Company’s failure to act upon any breach of this Agreement or waiver of any such breach shall not constitute a waiver of any preceding or succeeding breach, or of any other right.

10. Waiver of Jury Trial. Any action, lawsuit, demand, claim or counterclaim over this Agreement or any of its terms shall be resolved by a judge alone, and both parties hereby expressly waive and forever disclaim the right to a trial before a civil jury.

11. Notification. If, within the one (1) year after the termination of Employee’s employment, the Employee provides services as an employee, independent contractor or consultant, owner or in any other capacity, whether or not for compensation, to any Person that offers products or services competitive with those provided by the Company, then Employee shall promptly provide the Company with the following information about such Person: the name, address and telephone number of the location to which Employee is assigned, and his or her job title. Employee shall promptly provide any such Person with a copy of this Agreement, and employee consents to the Company’s right, at any time, to notify such Person of this Agreement, as well as the details of any alleged violations thereof.

12. Non-Disparagement. During and after employment with the Company, Employee shall not divulge, disclose or communicate to others, in any manner whatsoever, information or statements that disparage or are intended to disparage the Company or its business reputation.

13. Remedies for Breach. Employee agrees that any breach of this Agreement by Employee will cause the Company to suffer immediate and irreparable injury, for which there is no adequate remedy at law. In the event of a breach or threatened breach of any of the terms of this Agreement, Employee agrees the Company shall be entitled to seek and obtain enforcement of this Agreement by means of a decree of specific performance, a temporary restraining order, a preliminary or permanent injunction, and any other remedies at law or equity which may be available, including the right to receive monetary damages. Employee shall reimburse the Company for all reasonable attorneys’ fees and costs incurred by the Company in enforcing this Agreement.

14. Other Agreements. In the event Employee executed other written agreements relating to this subject matter with the Company, and/or in the event Employee enters into other written agreements that contain provisions similar to the provisions contained herein, all such provisions shall be interpreted to provide the Company with cumulative rights and remedies and the benefits and protections provided to the Company under each such agreement shall be given full force and effect. No amendment, waiver or revocation of this Agreement shall be effective unless set forth in writing expressly stating the amendment, waiver or revocation and signed by an authorized officer of the Company.

15. Successors and Assigns. Employee expressly agrees that this Agreement, including the rights and obligations hereunder, may be transferred and/or assigned by the Company without the further consent of Employee, and that this Agreement is for the benefit of and may be enforced by the Company, its present and future successors, assigns, subsidiaries, affiliates, and purchasers, but is not assignable by Employee.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without applying its conflicts of laws principles. The exclusive venue for any litigation between Employee and Company based upon any fact, matter or claim arising out of or relating to this Agreement shall be the state or federal courts located in Chicago, Illinois, and Employee hereby consents to any such court’s exercise of personal jurisdiction over him/her for such purpose.

17. Section Headings. The headings of sections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Employee, intending to be legally bound, hereby acknowledges that he or she: has read this Agreement in its entirety and understands all of its terms and conditions; is entering into this Agreement voluntarily, without coercion from any source; and agrees to abide by all of the terms and conditions of this Agreement. Employee further represents that any questions regarding this Agreement have been answered by the Company to the satisfaction of the Employee.

US FOODS, INC.		EMPLOYEE

By:	/s/ Juliette Pryor	/s/ Pietro Satriano

	Officer Signature	Employee Signature

Printed Name:	Juliette Pryor	Printed Name:	Pietro Satriano

Title:	Executive Vice President, General Counsel and Chief Compliance Officer	Title:	President and CEO

Date:	7/21/2015	Date:	7/21/2015